EXHIBIT 10.1

UltraStrip Systems, Inc.

May, 2006 Management Compensation Adjustment Plan

Revenue Producing Executive Management Staff

24 Month Incentive Compensation Program Proposal

(Including Performance-based Restricted Stock Option Program)

Executives in the Program	Current Contract	Current Actual Pay Rate	Proposed Payrate	Options Vesting After (subject to 6 month review)				Commissions awards(Notes 2-4)
				after 6 Mos	after 12 Mos	after 18 Mos	after 24 Mos	UES	ETS	Consolidated
Dennis McGuire	$ 325,000	$ 225,000	$ 225,000	250,000	250,000	250,000	250,000			3.0%

Jim Rushing	$ 210,000	$ 185,000	$ 185,000	150,000	150,000	150,000	150,000			1.0%

Steve Johnson	$ 250,000	$ 225,000	$ 125,000	125,000	125,000	125,000	125,000	2.0%		1.0%

Mickey Donn	$ 137,000	$ 125,000	$ 125,000	125,000	125,000	125,000	125,000		2.0%	1.0%

John Odwazny	$ 165,000	$ 150,000	$ 100,000	62,500	62,500	62,500	62,500	1.0%		1.0%

Jackie McGuire	$ 125,000	$ 115,000	$ 75,000	62,500	62,500	62,500	62,500	NA	NA	NA

Totals	$ 1,212,000	$ 1,025,000	$ 835,000	775,000	775,000	775,000	775,000

Notes:

1

This "program" is not a guaranteed 24 month contract but a program to compensate results requiring a six month interval review by the CEO/Board to continue the next six months performance and program.

2

Commission rates apply to any revenue whatsoever. That is product or service sales as well as transactions to "monetize" technology portfolio inventory during the period. Consolidated means USSI consolidated revenues including both Subsidiaries.

3

Commissions are payable quarterly within two weeks after "collection" of final quarterly revenues based on the Company's 10QSB Filing not on recording of the sale.

4

Payment of Division Presidents  & COO commissions include both a % for his division as well as a smaller % for consolidated to incentivize each Officer to execute cooperative effort to grow the entire company as well as his own division.  Options grants incentivize Officers to help improve share price and encourage the adherance to the Proposed Rate reduced from current and contract levels by allowing the sale of Officer shares after we file the S-8 Registration for Officers and Directors.

5

Grants will be for an exercise price of market closing price on the date of grant and will be exercisable for the vested portion any time within a five year period. Unvested grants will be forfeited if the six month review process determines the Executive's participation in this program is ceased  or additional options vesting bonus is cancelled.

6

Six month reviews will be conducted by the CEO for Executives in the program and by the Compensation Committee for the CEO, Jackie McGuire and Mickey Donn.

7

All existing unvested Options as of the effective date of this program are forfeited as well as any "Current Contract" salaries accrued since January 1, 2006 in excess of the amount of Current Actual salaries paid to the effective date of this Program. Salaries deferred from prior to 2006 remain a deferred obligation of the Company to the Executive.